Exhibit 3.1

THIRD CERTIFICATE OF AMENDMENT

TO THE

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

FMC TECHNOLOGIES, INC.

The undersigned Corporation, in order to amend its Certificate of Incorporation, hereby certifies as follows:

FIRST: The name of the corporation is: FMC Technologies, Inc.

SECOND: The Corporation hereby amends its Amended and Restated Certificate of Incorporation as follows:

Article VI is hereby amended by deleting all of the text of such section and replacing it with the following in substitution thereof:

“Section 1. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, the number of directors of the Corporation shall be fixed, and may be increased or decreased from time to time, exclusively by resolution of the Board of Directors.

Section 2. Unless and except to the extent that the By-Laws of the Corporation shall so require, the election of directors of the Corporation need not be by written ballot.

Section 3. Commencing with the annual meeting of stockholders to be held in 2013 (the “2013 Annual Meeting”) and at each annual meeting of stockholders thereafter, all director nominees, other than those who may be elected by the holders of any class or series of Preferred Stock as set forth in this Certificate of Incorporation, shall be elected annually for a term of one year and shall hold office until the next succeeding annual meeting; provided, however, that each director elected to a three-year term prior to the 2013 Annual Meeting shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification, removal from office or other cause. In all cases, each director shall remain in office until such director’s successor is elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, removal from office or other cause.

Section 4. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, any director or the entire Board of Directors may be removed from office at any time with or without cause, but only by the affirmative vote of the holders of at least 80 percent of the total voting power of all classes of outstanding capital stock of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

Section 5. Except as otherwise provided by the resolution or resolutions adopted by the Board of Directors designating the rights, powers and preferences of any Preferred Stock, newly created directorships resulting from any increase in the authorized number of directors or any vacancies in the Board of Directors resulting from death, resignation, retirement, disqualification, removal from office or other cause shall be filled solely by the affirmative vote of a majority of the remaining directors then in office, even though less than a quorum of the Board of Directors, or by the sole remaining director. Any director so chosen shall hold office until the next election and until his or her successor is shall be elected and qualified or until such director’s earlier death, resignation, retirement, disqualification, removal from office or other cause; provided, however, that any replacement director chosen to fill a vacancy left by a director who was elected to a three-year term shall continue in office for the remainder of such three-year term, unless his or her term is sooner terminated by death, resignation, retirement, disqualification, removal from office or other cause. No decrease in the number of directors shall shorten the term of any incumbent director.”

THIRD: The written amendment effected herein has been duly adopted by the Board of Directors and approved by the stockholders of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, this Third Certificate of Amendment has been subscribed this 3rd day of May 2012, by the undersigned who affirms that the statements made herein are true under the penalties of perjury.

FMC TECHNOLOGIES, INC.

/s/ Jeffrey W. Carr
Jeffrey W. Carr
Senior Vice President, General Counsel and Secretary